UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

May 15, 2012

Penson Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32878	75-2896356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400

Dallas, Texas 75201

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:

(214) 765-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	1.01 Entry into a Material Definitive Agreement.

On May 15, 2012, Penson Worldwide, Inc. (the “Company”) reached an agreement with Financial Industry Regulatory Authority (“FINRA”) regarding the Company’s request to withdraw regulatory capital via an intercompany loan between the Company and Penson Financial Services, Inc. (“PFSI”), the Company’s U.S. broker-dealer subsidiary. Under the agreement, FINRA granted permission for an intercompany loan of $5.5 million from PFSI to the Company, which was used to pay interest on the Company’s outstanding 12.50% Senior Second Lien Secured Notes due 2017 (“Senior Second Lien Notes”). The Company agreed to continue its efforts to complete strategic transactions, which would include PFSI’s securities and futures clearing businesses. As previously announced, the Company is actively engaged in advanced discussions regarding strategic transactions.

Item 1.02 Termination of a Material Definitive Agreement

As disclosed in a Current Report on Form 8-K filed on March 14, 2012, which is incorporated herein by reference, the Company and certain of its subsidiaries entered into a Restructuring Support Agreement (“RSA”) dated March 13, 2012 with (i) the holders of a majority of its Senior Second Lien Notes, (ii) the holders of over 70% of its unsecured 8% Senior Convertible Notes due 2014, and (iii) Broadridge Financial Solutions, Inc., which set forth the terms of a proposed exchange offer to restructure the Company’s outstanding indebtedness. On May 17, 2012, the RSA was terminated automatically pursuant to its terms as the Company did not launch the proposed exchange offer as contemplated under the RSA. Nonetheless, the Company intends to recommence negotiations with its debt holders to seek alternative means to restructure the terms of its outstanding indebtedness. See the discussions under the headings “Liquidity and Capital Resources” and “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012 for a more complete description of the related risks associated with the foregoing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penson Worldwide, Inc.

Date: May 21, 2012	By:	/s/ Philip A. Pendergraft
Philip A. Pendergraft
Chief Executive Officer